Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

MCT REPORTS FIRST QUARTER 2004 RESULTS

•                  2ND CONSECUTIVE PROFITABLE QUARTER

•                  NET SALES UP 94% FROM PRIOR YEAR

•                  GROSS MARGIN EXCEEDS 50%

St. Paul, Minnesota. (April 21, 2004) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its first quarter ended March 27, 2004.  Net sales for the first quarter 2004 were $4.3 million, an increase of 94% from sales of $2.2 million for the first quarter 2003 and up 14% from the fourth quarter of 2003.  Net income was $176,000, or $0.01 per share in the first quarter 2004, compared to a  $1.5 million loss or $0.10 per share in the comparable prior year period.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented,  “We were pleased to see the sequential increase in our reported net sales of 14% over the fourth quarter which also reflects a shipment increase in the first quarter 2004 of over 47% from the fourth quarter 2003 shipments. In addition, we enjoyed our second consecutive profitable quarter, which was based upon the results of our past restructuring initiatives, such as our new manufacturing operation in Malaysia, and the successful reception of our new Tapestry® strip handler solution products. These factors combined to produce a gross margin in excess of 50% and combined with our recent announcement of our $5.0M secured financing provides an improved financial base for our growth throughout 2004. Our Tapestry® products continue to drive our shipment activity as a single Tapestry and Smart Solution test cell will replace several traditional singulated test cells offering our customers higher throughput at lower cost.”

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, and SmartSort™, designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from the continued downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2003.

# # #

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended
	March 27, 2004	March 29, 2003

Net sales	$4,268	$2,200
Cost of sales	1,975	1,476
Gross Profit	2,293	724
Gross margin	53.7%	32.9%

Selling, general and administrative	1,273	1,333
Research and development cost	649	734
Restructuring charge	—	19
Total operating expenses	1,922	2,086

Operating income (loss)	371	(1,362)

Interest and other	(195)	(129)
Net income (loss)	$176	$(1,491)

Net income (loss) per share – basic and diluted	$0.01	$(0.10)
Weighted average shares outstanding:
Basic	24,336	14,871
Diluted	27,985	14,871

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 27,	Dec. 31,
	2004	2003
Assets
Current assets
Cash and cash equivalents	$1,113	$1,078
Accounts receivable, net	3,177	1,539
Inventories, net	3,338	3,413
Other current assets	413	273
Total current assets	8,041	6,303

Property, net	298	336

Debt issue costs and other, net	570	555

Total assets	$8,909	$7,194

Liabilities and Stockholders’ Deficit
Current liabilities
Line of credit	$645	$348
Accounts payable	1,728	1,518
Accrued liabilities	1,803	2,803
Deferred revenue in excess of costs incurred	—	16
Total current liabilities	4,176	4,685

Long-term portion of accounts payable	97	195
Long-term convertible note	1,721	—
10% senior subordinated convertible debt	3,630	7,340

Total stockholders’ deficit	(715)	(5,026)

Total liabilities and stockholders’ deficit	$8,909	$7,194

Supplemental Financial Information (1)

 (In thousands)

Reconciliation of net sales to net shipments under the revenue recognition rules pursuant to Staff Accounting Bulletin 104 (SAB 104).

	Three months ended
	Dec 31, 2003	March 27, 2004	March 29, 2003

Net sales as reported under GAAP(2)	$3,738	$4,268	$2,200
Revenue (recognition) / deferrals under SAB104	(864)	(20)	564
Net shipments	$2,874	$4,248	$2,764

(1)          Management believes that shipment activity better reflects the underlying economic trends within semiconductor capital equipment markets.

(2)          Generally accepted accounting rules in the United States of America.